Exhibit 99.1

Media Contact: Edelman Courtney Walker P: 212.704.8102 Investor Contact: Dan W. Denney, Jr. Genitope Corporation P: 510.284.3000 IR@genitope.com
GENITOPE CORPORATION ANNOUNCES RECEIPT OF NASDAQ LETTER
FREMONT, Calif., June 10, 2008 — Genitope Corporation (NASDAQ: GTOP) today announced that, on June 4, 2008, it received a staff deficiency letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive trading days, Genitope’s common stock has not maintained a minimum market value of publicly held shares of $5,000,000 as required for continued inclusion on the Nasdaq Global Market under Marketplace Rule 4450(a)(2) (the “Rule”). In accordance with Marketplace Rule 4450(e)(1), Genitope was given 90 calendar days, or until September 3, 2008, to regain compliance with the Rule. The letter also indicated that, if, at any time before September 3, 2008, the market value of the publicly held shares of Genitope’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company complies with the Rule. The letter further indicated that, if Genitope does not regain compliance by September 3, 2008, Nasdaq will provide written notification that Genitope’s common stock will be delisted, after which Genitope may appeal the staff determination to the Nasdaq Listing Qualifications Panel. In addition, Genitope may be delisted during the 90-day period for failure to maintain compliance with any of the other Nasdaq listing requirements for which it is currently on notice.
There can be no assurance that Genitope will satisfy Nasdaq’s conditions for continued listing, that Genitope will appeal or request a hearing for a stay of delisting or that, if requested, they would be successful or that Genitope’s common stock will remain listed on The Nasdaq Global Market or will be listed on another exchange or traded in another market.
About Genitope Corporation
Genitope Corporation (Fremont, Calif.) is a biotechnology company focused on the research and development of novel immunotherapies for the treatment of cancer. Until Genitope recently suspended its development, its lead product candidate was MyVax personalized immunotherapy, a patient-specific active immunotherapy that is based on the unique genetic makeup of a patient’s tumor and is designed to activate the patient’s immune system to identify and attack cancer cells. Genitope is also developing a monoclonal antibody panel that it believes will potentially represent a novel, personalized approach for treating NHL. For more information about Genitope, please log on to http://www.genitope.com.
Forward-Looking Statements
This news release contains “forward-looking statements.” For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including statements regarding the listing status and potential delisting of Genitope’s common stock from The Nasdaq Global Market. There are a number of important factors that could cause Genitope’s results to differ materially from those indicated by these forward-looking statements, including without limitation, risks related to Genitope’s need for significant additional funding, the Company’s ability to operate as a going concern, the progress, timing and results of

Genitope’s clinical trials and regulatory approvals and other risks discussed under the heading “Risk Factors” in Genitope’s filings with the SEC, including its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Genitope undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.